SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549

                                   FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                    Commission File Number     0-14449
                                               -------

                             BeautiControl, Inc.

            (Exact name of registrant as specified in its charter)

                               2121 Midway Road

                           Carrollton, Texas 75006

                                (972) 458-0601

   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                 Common Stock, par value $.10 per share

           (Title of each class of securities covered by this Form)

                                   None

 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   [x]               Rule 12h-3(b)(1)(ii)  [ ]
           Rule 12g-4(a)(1)(ii)  [ ]               Rule 12h-3(b)(2)(i)   [ ]
           Rule 12g-4(a)(2)(i)   [ ]               Rule 12h-3(b)(2)(ii)  [ ]
           Rule 12g-4(a)(2)(ii)  [ ]               Rule 15d-6            [ ]
           Rule 12h-3(b)(1)(i)   [x]

Approximate number of holders of record as of the certificate or notice date:

                                   One

      Pursuant to the requirements of the Securities Exchange Act of 1934, BeautiControl, Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

 DATE: October 20, 2000       BY: /s/ KRISTI L. HUBBARD
                                  ---------------------
                                  Kristi L. Hubbard
                                  Executive Vice President,
                                  Finance and Operations &
                                  Chief Financial Officer